EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal Year 2013 Year-End and 4th Quarter Results

83% Increase in 4th Quarter Revenue Drives Record Fiscal Year Performance; Pre-Tax Income Climbs to $7.5 Million for the Year

	FY 13	FY 12	% Change
Revenues:	$53,353,000	$37,474,000	up 42%
Gross Profit:	$21,990,000	$15,286,000	up 44%
Pre-tax Income:	$7,537,000	$4,377,000	up 72%
Pre-tax Income per Diluted Share:	$0.58	$0.34
Tax Expense/(Benefit):	$2,803,000	($3,324,000)	up 184%
Net Income:	$4,734,000	$7,701,000	down 39%
Net Income per Diluted Share:	$0.36	$0.60
  Increase in income tax expense in fiscal 2013 due to the reversal of a substantial portion of the remaining valuation allowance of the deferred tax assets in fiscal 2012, which had a primarily non-cash effect on the operating cash flow. In fiscal 2013, net cash paid for income taxes was $154,000, compared to $164,000 in fiscal 2012.

  Balance Sheet: $22,570,000 in cash and investments at September 30, 2013 with no debt.

MINNEAPOLIS, Nov. 7, 2013 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its fiscal year 2013 and the fourth quarter of fiscal year 2013, which ended September 30, 2013.

Year to Date Performance

Revenue for fiscal year 2013 was $53,353,000 in comparison to $37,474,000 for fiscal 2012, an increase of 42%.  Gross profit was $21,990,000 for fiscal 2013, in comparison to $15,286,000 for fiscal 2012, an increase of 44%.  Gross margin for fiscal 2013 was 41.2% in comparison to 40.8% in fiscal 2012. Operating expenses were $14,545,000 for fiscal 2013, in comparison to $11,011,000 in fiscal 2012, an increase of 32%.  Pre-tax income was $7,537,000, up $3,160,000, or approximately 72%, from fiscal year 2012 in which $4,377,000 was recorded.  Net income was $4,734,000 or $0.36 per diluted share for fiscal 2013, compared to $7,701,000 or $0.60 per diluted share in fiscal year 2012, a decrease of 39%.

The reversal of a portion of the valuation allowance associated with the Company's deferred tax assets, consisting primarily of net operating loss carry forwards, added approximately $3,518,000 in non-cash income tax benefit to net income for fiscal 2012, as compared to tax expense of $2,803,000 for fiscal year 2013. Earnings per diluted share before taxes were $0.58 for fiscal year 2013, compared to $0.34 per diluted share for fiscal 2012. Nearly all of the tax expense recorded in fiscal 2013 had a non-cash effect on the operating cash flow of the business. In fiscal 2013, net cash paid for income taxes was $154,000, compared to $164,000 in fiscal 2012.

4th Quarter Performance

Revenue for the fourth quarter 2013 was $19,039,000 in comparison to revenue of $10,403,000 for the fourth quarter 2012, an increase of 83%. Gross profit was $8,221,000 for the fourth quarter of 2013, in comparison to $4,215,000 for the fourth quarter of 2012, an increase of approximately 95%. Gross margin for the fourth quarter 2013 was 43.2%, versus 40.5% in the fourth quarter of fiscal 2012. Operating expenses were $4,408,000 for the fourth quarter 2013, in comparison to $2,891,000 for the fourth quarter of 2012, an increase of approximately 52%. Pre-tax income was $3,836,000, an increase of $2,487,000, or 184%, from $1,349,000 recorded in the fourth quarter of 2012.  Net income was $2,496,000 for the fourth quarter 2013, compared to net income of $4,828,000 in the fourth quarter 2012, a decrease of 48%.  The reversal of a portion of the valuation allowance associated with the Company's deferred tax assets mentioned above added approximately $3,518,000 in non-cash income tax benefit to net income for the fourth quarter of fiscal 2012, as compared to income tax expense of $1,339,000 for the fourth quarter of fiscal year 2013. Earnings per diluted share before taxes were $0.29 per diluted share for the fourth quarter of fiscal year 2013, compared to $0.10 per diluted share for the fourth quarter of fiscal year 2012.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of September 30, 2013 totaled $8,638,000 in comparison to $11,451,000 as of June 30, 2013, reflecting a decrease of $2,813,000, or 25%, and $2,647,000 as of September 30, 2012, reflecting an increase of $5,991,000, or 226%. Cash and investments at September 30, 2013 totaled $22,570,000 in comparison to $19,357,000 as of September 30, 2012, reflecting an increase of $3,213,000. The Company has no long-term debt.

Reversal of Deferred Tax Valuation Allowance in Fiscal Year 2012

During the fourth quarter of fiscal year 2012, Clearfield reversed a substantial portion of the remaining valuation allowance of the deferred tax assets in the amount of $3,518,000, which contributed $0.28 per diluted share. The reduction in the valuation allowance resulted in the recognition of a non-cash income tax benefit that was $3,479,000 in the fourth quarter of 2012.  The reversal of the valuation allowance followed an evaluation of our historical net operating losses and our more recent history of consecutive quarters of profitability. There was no such reversal of deferred tax valuation allowance in fiscal year 2013.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Sales to our core markets in fiscal 2013 continue on a significant growth path with stronger rates of increase achieved in developing markets. The company experienced incremental sales revenues of more than one million dollars in each of the U.S. telco, U.S. cable TV, non-U.S. broadband service provider and non-traditional broadband provider market segments. The integration of optical component technologies and Clearfield's core competency to package these technologies for optimal performance played a significant role in our revenue and gross margin gains."

"Brought to market in late second quarter of fiscal 2013, the early successes of FieldShield are very promising. This new line of microduct, pushable optical cable and specialized connector technology is leading our efforts to bring optical fiber and our associated fiber management technologies to markets previously not economically or environmentally feasible."

"The Clearfield procurement and production teams have responded aggressively to the expanding scope of our customer and product mix, enabling the company to achieve record revenue and gross profit margin while retaining our commitments to short-lead times and on-time delivery. Investments in new capital equipment technology in 2013 are enhancing our ability to manufacture optical cable and microduct on an increasingly automated basis and reduce the labor requirements of multiple fiber count termination and assembly. Value-stream mapping and other lean manufacturing initiatives have allowed us to achieve these increases with only a strategic increase in production staffing. We believe these investments will allow us to continue to meet our current and prospective client requirements moving forward into the next fiscal year."

"Sales to one customer comprised 23% of revenue for the fiscal year and 41% for the 4th quarter, and sales to another customer comprised 19% of revenue for the fiscal year and 13% of revenue for the 4th quarter. As we expand our ability to manufacture to larger volumes, as well as our support of both direct and indirect sales channels, we anticipate the Company will continue to see a high concentration of revenues from one or more customers. The increasing demands for optical fiber are being driven by a communications-driven economy that requires near-instant availability of data. Our expanding focus of developing products on a quick-to-market basis is allowing us to capture a share of today's emerging applications, ranging from fiber to the home, apartment and business, wireless markets of small-cell back-haul, as well as to the high-density data center.

"Clearfield has and will continue to invest in the driving force behind our success – our employee community. Head-count was added in fiscal 2013 in sales, product management, production planning and engineering, with plans for additional investment in the upcoming quarters to position the company for continued growth. The 32% increase in operating expenses is reflective of our controlled investments in these new markets as well as the variable expenses associated with meeting our performance targets. Our performance-based compensation program rewards our employees for their dedication and the company's demonstrated delivery of improved shareholder value. "

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; the timing of customer purchase orders, including cyclical selling cycles; variability in the size of customer purchases and the impact of large customer orders on a particular period; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials and adequacy of inventories, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2012 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2013	2012	2013	2012

Revenues	$ 19,038,581	$ 10,402,913	$ 53,353,080	$ 37,473,966

Cost of sales	10,817,711	6,187,674	31,363,502	22,188,245

Gross profit	8,220,870	4,215,239	21,989,578	15,285,721

Operating expenses
Selling, general and administrative	4,407,560	2,891,098	14,544,843	11,010,840
Income from operations	3,813,310	1,324,141	7,444,735	4,274,881

Interest income	22,229	24,591	92,281	102,014
Income before income taxes	3,835,539	1,348,732	7,537,016	4,376,895

Income tax expense (benefit)	1,339,171	(3,478,976)	2,803,172	(3,324,299)

Net income	$ 2,496,368	$ 4,827,708	$ 4,733,844	$ 7,701,194

Net income per share:
Basic	$0.20	$0.39	$0.38	$0.62
Diluted	$0.19	$0.37	$0.36	$0.60

Weighted average shares outstanding:
Basic	12,615,258	12,465,774	12,527,153	12,371,371
Diluted	13,384,401	12,978,835	13,078,939	12,790,168

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	September 30, 2013	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$ 9,807,957	$ 5,678,143
Short-term investments	5,992,000	9,107,000
Accounts receivable, net	7,837,543	3,022,636
Inventories	5,626,764	2,971,614
Other current assets	4,366,339	1,965,204
Total current assets	33,630,603	22,744,597

Property, plant and equipment, net	1,796,812	1,107,468

Other Assets
Long-term investments	6,770,000	4,572,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	1,377,173	6,498,250
Other	268,240	247,512
Total other assets	10,985,924	13,888,273
Total Assets	$ 46,413,339	$ 37,740,338

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 2,627,764	$ 1,492,294
Accrued compensation	3,522,907	1,470,232
Accrued expenses	163,531	54,268
Total current liabilities	6,314,202	3,016,794

Deferred rent	21,101	37,643
Total Liabilities	6,335,303	3,054,437
Commitment and contingencies
Shareholders' Equity
Common stock	129,743	128,301
Additional paid-in capital	54,808,929	54,152,080
Accumulated deficit	(14,860,636)	(19,594,480)
Total Shareholders' Equity	40,078,036	34,685,901
Total Liabilities and Shareholders' Equity	$ 46,413,339	$ 37,740,338
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866